                                                                    EXHIBIT 2.3


                        STOCK PURCHASE AND SALE AGREEMENT
                        ---------------------------------

     This STOCK PURCHASE AND SALE AGREEMENT ("Agreement") made as of this 30th day of September, 1996 between PRIMARK CORPORATION ("Seller"), a Michigan corporation and the sole shareholder of PRIMARK STORAGE LEASING CORPORATION ("Company"), a Michigan corporation, and AMERICAN NATURAL RESOURCES COMPANY ("Buyer"), a Delaware corporation.

                                   WITNESSETH:
                                   -----------

     WHEREAS, Seller is the legal and beneficial holder of all of the presently issued and outstanding shares of capital stock of the Company (the "Shares"); and

     WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell, transfer and assign to Buyer, all of the Shares of the Company subject to the provisions, terms and conditions hereof.

     NOW, THEREFORE, in consideration of their mutual covenants, agreements, representations and warranties herein contained and subject to the terms and conditions herein, the Parties hereto do hereby mutually agree as follows:

                                   ARTICLE 1A
                                   ----------

                                   DEFINITIONS
                                   -----------

     The term "Agreement" shall have the meaning ascribed to it in the first paragraph hereof.

     The term "Affiliate" shall mean as to a Person specified, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person specified.

     The term "Buyer" shall have the meaning ascribed to it in the first paragraph hereof.

     The term "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

     The term "Closing" shall have the meaning ascribed to it in Section 1.2.

     The term "Closing Date" shall have the meaning ascribed to it in Section
1.2.

     The term "Confidentiality Agreement" shall have the meaning ascribed to it in Section 10.7

     The term "Company" shall have the meaning ascribed to it in the first paragraph hereof.

     The term "Contest" shall mean any administrative or judicial Income Tax audit, examination, proceedings, litigation, request for information, or inquiry involving a federal, state, or local governmental authority having jurisdiction over assessment, determination, collection or imposition of any Income Tax.

     The term "Damages" shall have the meaning ascribed to it in Section 9.2(a).

     The term "GAAP" shall mean Generally Accepted Accounting Principles as promulgated by the Financial Accounting Standards Board.

     The term "Financial Statements" shall mean the statement of financial position of the Company as of December 31, 1995 and the related statements of


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income, shareholder's equity and cash flows for the fiscal year then ended and the statement of changes in financial position as of June 30, 1996 and the related statements of income, shareholder's equity and cash flows for the six months ended June 30, 1996.

     The term "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The term "Income Taxes" shall mean all federal, state, local, and other income, franchise, gross receipts taxes, and the Michigan Single Business Tax, including interest, penalties and additions in connection therewith.

     The term "Material Adverse Effect" shall mean any effect that is, or series of effects that are (in the aggregate), materially adverse to the business, operations, or financial condition of the Company or the ability of the Company to consummate the transactions contemplated by this Agreement.

     The term "Party" shall mean Buyer, Company or Seller individually and the term "Parties" shall mean Buyer, Company and Seller collectively.

     The term "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, group, union, association, trust, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau, or other entity or authority.

     The term "Primark Group" shall have the meaning ascribed to it in Section 2.26.

     The term "Purchase Price" shall have the meaning ascribed to it in Section 1.1.


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     The term "Seller" shall have the meaning ascribed to it in the first paragraph hereof.

     The term "Senior Secured Notes" shall mean the Company's 8.82% Senior Secured Notes due October 15, 2010.

     The term "Shares" shall have the meaning ascribed to it in the first WHEREAS clause hereof.

     The term "Tax Returns" or "Returns" shall mean all reports, estimates, and information statements relating to, or required to be filed in connection with any taxes pursuant to the statutes, rules and regulations of any federal, state or local government taxing authority.

     The term "TIAA" shall mean the Teachers Insurance and Annuity Association of America.

                                    ARTICLE I
                                    ---------

                              ACQUISITION OF SHARES
                              ---------------------

     1.1 PURCHASE OF SHARES. The Parties hereby agree that at the Closing Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Shares, free and clear of all security interests, pledges, liens, charges and encumbrances, in consideration for $14.3 million in cash ("Purchase Price").

     1.2 THE CLOSING. The closing of the sale and purchase of the Shares contemplated under this Agreement (the "Closing") shall take place on a mutually agreeable date that is no later than the seventh (7th) business day following the expiration or early termination of the waiting period, or any extension thereof, as provided in the HSR Act or on such other date as the Parties may agree (the


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



"Closing Date"). The Closing shall take place on the Closing Date at 10:00 a.m. at the offices of Seller, 1000 Winter Street, Suite 4300, Waltham, Massachusetts, or at such other time and place as the Parties may agree in writing.

     1.3  Delivery.
          --------

          1.3.1 BY SELLER. At Closing, Seller shall deliver to Buyer certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. Seller shall surrender to Buyer at Closing the Company's stock transfer register and the Company's corporate minute books. Seller shall also deliver to Buyer at the Closing the following:

                (a) copies, certified by the respective Secretaries or Assistant Secretaries of Seller and the Company, of the resolution(s) duly adopted by their respective Boards of Directors authorizing the transactions contemplated by this Agreement;

                (b) current certificates of existence and/or good standing for Seller and the Company in their respective states of incorporation, as issued by the Secretaries of State or other appropriate authorities of such states;

                (c) the opinion of counsel to Seller described in Section 7.1.5 hereof;

                (d) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of Michigan;

                (e) a copy of the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company;


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                (f) a certificate dated the Closing Date, in form satisfactory to Buyer, of the President or a Vice President of Seller stating that the representations and warranties of Seller contained herein remain true and correct on the Closing Date as if made on such date and that all terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed;

                (g) a certificate dated the Closing Date in form satisfactory to Buyer of the President or a Vice President of the Company stating that the representations and warranties of the Company contained herein remain true and correct on the Closing Date as if made on such date and that all terms, covenants and conditions hereunder to be complied with and performed by the Company on or prior to the Closing Date shall have been complied with or performed; and

                (h) a certificate of an appropriate Officer of Seller stating, under penalties of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code. The certificate shall conform in form and substance to the certificate attached hereto as Schedule 1.3.1(h).

          1.3.2 BY BUYER. At Closing, Buyer shall deliver to Seller by cashier's check drawn on a United States bank in the amount of Fourteen Million Three Hundred Thousand Dollars ($14,300,000) pursuant to Section 1.1 herein. Buyer shall also deliver to Seller at the Closing the following:


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                (a) a copy, certified by Buyer's Secretary or Assistant
Secretary, of the resolutions duly adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement;

                (b) a current certificate of existence and/or good standing for Buyer in its state of incorporation as issued by the Secretary of State or other appropriate authority of such state;

                (c) a certificate dated the Closing Date, in form satisfactory to Seller, of the President or a Vice President of Buyer stating that the representations and warranties of Buyer contained herein remain true and correct on the Closing Date as if made on such date and that all terms, covenants, and conditions hereunder to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed; and

                (d) the opinion of counsel to Buyer described in Section 8.1.5 hereof.

     1.4 FURTHER ASSURANCE OF SELLER AND BUYER. At the Closing and from time to time thereafter, Seller and Buyer shall execute such additional instruments and documents and take such other action as the other Party may reasonably request in order more effectively to sell the Shares to Buyer.

     1.5  Access to Books and Records.
          ---------------------------

          (a) For a period of three years immediately following the Closing Date (plus any additional time during which there is an ongoing audit by any government agency with respect to periods prior to the Closing Date), Buyer agrees to give Seller and its duly authorized representatives, reasonable cooperation, access, photocopying capability and staff assistance during normal business hours on reasonable notice with respect to such of the business and financial records and other data of the Company (relating to periods prior to the Closing Date) as may be deemed reasonably necessary by Seller, to an extent as will not unreasonably interfere with Buyer's conduct of the business of the Company. Seller shall reimburse Buyer for its out-of-pocket expenses for all of the foregoing. Buyer shall cause the Company not to destroy or otherwise dispose of such books and records of the Company as may reasonably be required for audit purposes until such time as such books and records are no longer required for such purposes.

     (b) Seller shall, and Seller shall cause its duly authorized representatives to, treat as confidential and, except for disclosures to any governmental authorities or agencies required for audit purposes, not use, submit or disclose to, or file with, others or permit any person or entity under its and their control to use, submit or disclose to, or file with, others, any documents, information or data disclosed by Buyer pursuant to this Section 1.5 without the written consent of Buyer.

                                   ARTICLE II
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Seller hereby represents and warrants to, and agrees with, Buyer as follows:

     2.1 ORGANIZATION, STANDING AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan. The Company has all requisite corporate power and

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authority to own and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company has not qualified to do business as a foreign corporation in any jurisdiction and such failure to so qualify would not be likely to result in a Material Adverse Effect.

     2.2 AUTHORITY AND AUTHORIZATION. Each of Seller and the Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

     2.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by each of the Seller and the Company and constitutes the legal, valid and binding obligations of the Seller and the Company enforceable in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     2.4 CONSENTS AND APPROVALS. Except for the filings required under the HSR Act as provided for in Section 5.7 hereof, Seller and the Company have each obtained or made all necessary (i) consents, approvals and authorizations, and registrations and filings with governmental authorities, and (ii) consents, approvals, waivers and notifications of stockholders, creditors, lessors and other non-governmental persons, in each case, which are required to be obtained or made by the Seller and the Company in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein.

     2.5 NO VIOLATION. The execution, delivery and performance of this Agreement will not violate, conflict with, or constitute a breach by Seller or the Company of (i) any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, (ii) any statute, regulation, ordinance or other law applicable to Seller or the Company, (iii) any judicial or administrative order, award, judgment or decree applicable to Seller or the Company or by which either of them or any of their property is subject or bound, or (iv) the provisions of, or result in the acceleration of performance under, any evidence of indebtedness, instrument, agreement, contract, commitment or understanding to which Seller or the Company is subject or by which any of their property is bound; nor will consummation of the transactions contemplated hereby require prior approval, consent or authorization of any governmental agency or regulatory body, except for the HSR Filings; nor will execution, delivery and performance of this Agreement by Seller and the Company and consummation of the transactions contemplated hereby result in the creation or imposition of any lien upon any property now owned by the Company.

     2.6 FINANCIAL STATEMENTS. The Seller has heretofore furnished to the Buyer
(a) the statement of financial position of the Company as of December 31, 1995 and the related statements of income, shareholder's equity and cash flows for the fiscal year then ended, as audited by Deloitte & Touche LLP, independent certified public accountants and (b) the unaudited statement of financial position

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of the Company as of June 30, 1996 and the related statements of income, shareholder's equity and cash flows for the six-months ending June 30, 1996. All of the foregoing Financial Statements (including the notes thereto) present fairly the consolidated financial position of the Company as of the end of such fiscal year or as of the end of such six-months then ended and the results of its operations and the changes in its financial position and its cash flows (as the case may be) for the fiscal year or six-months then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year.

     2.7 NO EVENT OF DEFAULT; COMPLIANCE WITH INSTRUMENTS. The Company is not in violation of any of its charter provisions or bylaws. To the best of Seller's knowledge, the Company is not in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of the Company, and there has been no default in any material obligation to be performed by the Company under any other contract, lease, agreement, commitment or undertaking to which it is a party or by which it or its assets or properties are bound, nor has the Company waived any material right under any such contract, lease, agreement, commitment or undertaking. The Company has not received any notice of any default or event of default under any such agreements.

     2.8 LITIGATION. Except as set forth in Schedule 2.8, there are no claims, actions, suits, proceedings or investigations pending, or, to the knowledge of Seller and the Company, threatened against or affecting the Company or any of the assets or properties of the Company, at law or in equity, or before or by any court or federal, state, municipal or other governmental department, commission,

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board, agency or instrumentality. The Company is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or to any of its assets, business or property.

     2.9 SUBSIDIARIES. The Company has no Subsidiaries nor any other investment or ownership interest in any corporation, partnership, joint venture (other than farm-out agreements set forth on Schedule 2.20) or similar entity.

     2.10 PENSION-RELATED MATTERS. The Company has no employee benefit plans or multiemployer plans. The Company has no liability (contingent or otherwise) for, and none of the Company's assets are encumbered in connection with, (i) the minimum funding requirements under the Employee Retirement Income Security Act or the Internal Revenue Code of 1986 with respect to any plan, (ii) any amendment to a plan, (iii) any Pension Benefit Guaranty Corporation premiums with respect to a plan which are due and unpaid by the Company or (iv) the termination of a plan or withdrawal by the Company from any multiemployer plan.

     2.11 TITLE TO PROPERTY. Except as set forth in Schedule 2.11, the Company has good and marketable title to all real property interests, and good and marketable title to all personal property, sold to Primark Holding Corporation (the Company is a successor in interest to Primark Holding Corporation) by Michigan Consolidated Gas Company under the instruments listed in paragraph numbered 5 to Schedule 2.11, such interests are free and clear of any and all liens, claims and encumbrances except for (i) the rights of ANR under the ANR Leases, (ii) the rights of TIAA under the Senior Secured Notes, and (iii) liens, claims, encumbrances and any defects in the Company's title to such property, which do not and will not

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have a Material Adverse Effect. In addition, the Company has good and marketable title to all real and personal property that it has acquired since 1982 which is reflected in the property accounts of the Company, subject to the exceptions noted in (i) and (ii) above and except for liens, claims and encumbrances in the Company's title to such property which do not and will not have a Material Adverse Effect. Seller does not have any other real or personal property interests related to oil and gas or storage operations in the State of Michigan.

          The assets and properties of the Company are subject to liens and encumbrances under the terms of the Senior Secured Notes.

     2.12 TAXES. To the best of Seller's knowledge, all federal, state and local Income Tax Returns required to be filed by the Company have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, incomes, sales or franchises which are due and payable have been paid. The time for audit by the Internal Revenue Service has expired for all fiscal periods ending on or prior to December 31, 1985. Except as otherwise set forth on Schedule 2.12, no issues have been raised by and are currently pending before any taxing authority with respect to the operations of the Company; and no waivers of statutes of limitation with respect to Tax Returns have been given by or requested from Seller or the Company with respect to Tax Returns including the operations of the Company. Schedule 2.12 to this Agreement sets forth: (i) the taxable years as to which the respective statutes of limitations with respect to Income Taxes have not expired; (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which Tax Returns have not yet been filed; and with respect to such taxable years, all issues that are currently pending before any taxing authority. Except as listed on Schedule 2.12, all tax deficiencies asserted or assessments made with respect to the operations of the Company as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested, and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

     2.13 POWER TO CARRY ON BUSINESS. The Company has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted.

     2.14 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995 there has been no Material Adverse Effect on the business, operations or financial condition of the Company, except for effects occurring in the ordinary course of business consistent with past practice or as disclosed by this Agreement. Notwithstanding anything to the contrary, no representation or warranty is made under this
Section 2.14 with respect to the changes in the business or operations of the Company that relate to the activities of ANR Pipeline Company or its Affiliates under its leases with the Company. For purposes of this Section 2.14 only, "Material Adverse Effect" shall mean only effects whose actual value is $750,000 or more, in any one instance or circumstance, or effects whose actual value is $1,500,000 or more in the aggregate. When used in any other section of this Agreement, "Material Adverse Effect" shall have the meaning set forth on page 3 herein.

     2.15 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except (i) as disclosed in
Schedule 2.15, (ii) for those matters that the Buyer or its Affiliates are aware, and (iii) for a violation or liability which does not exceed $1,000,000 in any one instance or circumstance, or violations or liabilities which do not exceed $2,000,000 in the aggregate, to the best of Seller's and the Company's knowledge (without imposing any obligation on the Seller or the Company to make inquiry), the Company is not in violation of or subject to any liability, contingent or otherwise, on account of any law concerning the occupational and health or safety law, any applicable environmental law, or hazardous waste or toxic substance management, handling or disposal law.

     2.16 OWNERSHIP AND CONTROL. Schedule 2.16 to this Agreement states as of the date hereof the authorized capitalization of the Company, the number of shares of each class of capital stock issued and outstanding of the Company and the record holder of such shares. The outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

     2.17 TITLE TO SHARES. Seller has good and marketable title to the Shares, free and clear of any security interests, pledges, claims, liens, encumbrances or other rights or interests of any other Person. Seller has the absolute and unrestricted right, power, authority and capacity to sell the Shares to Buyer. The Company does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock. From

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the date of this Agreement through the Closing Date, Seller will not, and Seller will not permit the Company to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of capital stock of the Company.

     2.18 BURDENSOME OBLIGATIONS. To the Seller's knowledge, as of the date hereof, the Company is not subject to any restriction under its articles of incorporation or bylaws which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect.

     2.19 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements and in Schedule 2.19, the Company has not incurred, and none of its assets or properties are subject to, any material absolute or contingent liabilities or obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet prepared in a manner consistent with GAAP, other than accrued operating expenses arising in the ordinary course of business since June 30, 1996. Except as set forth in
Schedule 2.19, there are no facts in existence and which are known or should reasonably be known to Seller or the Company which might serve as the basis for any material liability or obligation of the Company, and which are not disclosed in the Financial Statements.

     2.20 CONTRACTS AND COMMITMENTS. Schedule 2.20 to this Agreement is a complete list of all material contracts, agreements and commitments to which the Company is a party or by which its assets are bound excluding easements, liens and security interests on the Company's real and personal property (Schedule
2.20 includes certain contracts, agreements and commitments which are not material to the Company). A true copy of each such contract and agreement and each document evidencing each such commitment has been delivered to Buyer by Seller. Except as disclosed in Schedule 2.20,


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each such contract, agreement or document is in full force and effect, and neither the Company, nor to the knowledge of Seller, any other party thereto is in default thereunder.

     2.21 INSURANCE POLICIES. Schedule 2.21 to this Agreement lists all policies of insurance held by or covering the Company. Such policies are in such amounts, and insure against such losses and risks, as are generally maintained for comparable businesses, operations and properties. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing and thereafter such policies as they relate to the Company shall be cancelled.

     2.22 LICENSES, PERMITS, ETC. The Company has all material licenses, franchises, permits, certificates, consents, rights and privileges necessary or appropriate to the conduct of the business of the Company and all such items within the possession of the Company or the Seller have been made available to Buyer. All such material items are in full force and effect. To the current knowledge of the Seller and the Company, the Company has not received any notification from any governmental or regulatory body advising the Company that it does not have the necessary licenses, permits, certificates, consents, rights and privileges necessary to the conduct of its business.

     2.23 COMPLIANCE WITH LAWS. To the knowledge of the Seller and the Company, the Company has complied in all material respects with all applicable


                                       17

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federal, state, and local statutes, ordinances and regulations in respect of the ownership of its properties and the operations or conduct of the business of the Company. Notwithstanding anything to the contrary, no representation or warranty is made under this Section 2.23 with respect to the operations or conduct of the business of the Company that relate to the activities of ANR Pipeline Company or its Affiliates under its leases with the Company.

     2.24 EMPLOYEES. The Company has no employees nor any liabilities that might be associated with having employees.

     2.25 BOOKS AND RECORDS. The books and records of the Company are in all material respects complete and correct and fairly reflect a true record of all financial affairs, and meetings and proceedings of the Board of Directors and shareholders, of the Company.

     2.26 AFFILIATED GROUP. The Company is a member of an affiliated group within the meaning of Section 1504(a) of the Code of which Seller is the common parent ("Primark Group") and will be included in the consolidated federal income tax return of the Primark Group for the tax period that includes the Closing Date.

     2.27 DUE DILIGENCE. Seller has offered Buyer through the Closing Date access to the offices of Seller and the Company, and to their respective properties, officers, books and records in order that the Buyer may have an opportunity to make such investigations as it deems necessary or advisable during the time allowed. Seller has given Buyer the opportunity to ask questions of, and receive answers from, the Seller and the Company concerning the Company.

                                   ARTICLE III
                                   -----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer hereby represents and warrants to, and agrees with, Seller as follows:

     3.1  Organization: Corporate Authority, etc.
          --------------------------------------

          3.1.1 ORGANIZATION. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority (i) to make this Agreement and any other agreements contemplated hereby and to incur and perform its obligations hereunder and thereunder.

          3.1.2 AUTHORITY OF BUYER. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the rights of creditors generally and by general equitable principals.

     3.2 NO VIOLATION. The execution, delivery and performance of this Agreement will not violate, conflict with, or constitute a breach by Buyer of
(i) any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) any statute, regulation, ordinance or other law applicable to Buyer, (iii) any judicial or administrative order, award, judgment or decree applicable to Buyer or by which it or any of its property is subject or bound, or (iv) the provisions of, or result in the acceleration of performance under, any evidence of indebtedness, instrument,


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


agreement, contract, commitment or understanding to which Buyer is subject or by which any of its property is bound; nor will the consummation of the transactions contemplated hereby require prior approval, consent or authorization of any governmental agency or regulatory body except for the HSR Filings.

     3.3 INVESTMENT INTENT. The Shares are being purchased for Buyer's own account for investment only and Buyer has no present intention of resale or other distribution thereof. Buyer acknowledges that, in reliance on the foregoing representation, the Shares have not been registered under the Securities Laws. Buyer acknowledges that Seller has disclosed to Buyer that the Shares may not be resold absent such registration or unless an exemption from registration is available. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of such Shares. Buyer acknowledges and agrees that neither the Seller nor the Company nor any of their employees or representatives have made any representations or warranties, express or implied, with respect to the business operations, financial statements or prospects of the Company except as and to the extent expressly set forth in this Agreement, the Schedules delivered hereunder and any other documents or certificates delivered pursuant to this Agreement. Each of the Company and Buyer agree to deliver to Seller at the Closing a Release in the form of Exhibit A attached hereto which has been duly executed by each of them.

                                   ARTICLE IV
                                   ----------

                               COVENANTS OF BUYER
                               ------------------

     Buyer hereby covenants and agrees with Seller as follows:

     4.1 TRANSFER TAXES. Buyer shall be responsible for the payment of all applicable transfer or similar taxes (excluding Income Taxes) arising out of the transactions contemplated herein.

     4.2 FURTHER ASSURANCES OF BUYER. Subject to the terms and conditions herein provided, Buyer agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

     4.3 CORPORATE NAME. The parties acknowledge and agree that all rights, title and interest in and to the name "Primark Storage Leasing Corporation" shall remain the property of Seller except that Buyer may use such name in the ordinary course of business for ninety days following Closing. In furtherance of the foregoing, Buyer agrees to cause the Company to execute immediately after Closing the "Agreement of Assignment" substantially in the form as set forth in
Schedule 4.3 hereto. Buyer agrees that the remedy at law for any breach by it of this provision will be inadequate and the Seller shall be entitled to equitable remedies, including specific performance.

                                    ARTICLE V
                                    ---------

                               COVENANTS OF SELLER
                               -------------------

     Seller hereby covenants and agrees with Buyer as follows:

     5.1 CONDUCT OF BUSINESS. From and after the date of this Agreement and until the Closing:

          (a) Seller shall cause the Company (i) to conduct its business only in the ordinary course and consistent with past practice, (ii) to continue to perform its existing obligations in accordance with their terms, (iii) pay all current liabilities when due, in accordance with the Company's current practice, and (iv) collect accounts receivable in accordance with the Company's current practice;

          (b) Seller shall cause the Company not to cause or permit any of the following without the prior written approval of Buyer;

              (i) any changes in the assets or liabilities of the Company which would have a Material Adverse Effect;

              (ii) the issuance of any shares of stock or other security or the granting of any stock option or right to purchase shares of capital stock or the issuance of any security convertible into shares of capital stock of the Company;

              (iii) the incurrence by the Company of any new obligation or liability in excess of $50,000 individually or $100,000 in the aggregate, except for ongoing operation, maintenance and tax expenses;

              (iv) the cancellation of existing insurance policies except that the renewal of existing policies or obtaining insurance policies in substitution of existing policies shall not be deemed to be a cancellation of such policies;

              (v) the making of any new or capital commitment by the Company for an amount exceeding, in any one instance, $50,000 or $100,000 in the aggregate;

              (vi) the sale or disposition of any real or personal property by the Company other than inventory in the ordinary course of business or as otherwise permitted herein; (vii) any change in the Certificate of Incorporation or Bylaws of the Company; (viii) any change in the accounting methods or practices of the Company; or

              (ix) the merger or consolidation of the Company with any other corporation or the acquisition of all or substantially all the stock or the business of another person, corporation or other entity, or any agreement to do any of the foregoing.

          (c) Seller shall cause the Company to use its best efforts to maintain or cause to be maintained all existing insurance coverage (or coverage in substitution thereof) on the assets of the Company until the Closing Date. Buyer and Seller agree that from the date of this Agreement until the Closing Date all risks of loss, damage, or destruction to the physical assets owned by the Company shall be borne by Seller.

     5.2 SCHEDULES. Seller shall promptly supplement or amend and deliver to Buyer the Schedules that Seller is required to prepare hereunder with respect to any matters arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth and described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Section 5.2 shall be deemed to cure any fraud or breach of any representation or warranty made in this Agreement.

     5.3 ACCESS. From the date of this Agreement until the Closing Date, Seller shall cause the representatives of Buyer to be afforded complete access to the offices, properties, books, records and contracts, of the Company at all reasonable times during normal business hours and will furnish Buyer with such additional financial and operating data and other information as Buyer shall from time to time reasonably request; provided that all such access and information shall be supplied in such a way as to minimize disruption of the business of the Company. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional warranties or representations of Seller beyond those specifically set forth in this Agreement, the Schedules delivered herein and the other documents and certificates delivered hereunder.

     5.4 FURTHER ASSURANCES OF SELLER. Subject to the terms and conditions herein provided, Seller agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

     5.5 BOOKS AND RECORDS. Seller shall deliver to Buyer at Closing, the minute book, stock transfer books and corporate seal of the Company, together with the signed resignation of the officers and the members of the board of directors of the Company. Within 30 days of Closing, Seller shall cause to be delivered to Buyer all books and records, separate company Tax Returns, and other documents relating to the Company, and all accounting records relating to the Company that are in the possession of the Seller.

         5.6 CERTAIN TAX INFORMATION. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, (i) shall provide, or shall cause to be provided, to and by each other and each other's respective affiliates, officers, employees and representatives, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, the conduct of any audit or the defense of any litigation or other proceeding with respect to any tax liability of the Company and (ii) shall retain, or shall cause to be retained, for the appropriate period any records or information that may be relevant to any such return or audit. The assistance provided for in this
Section 5.6 shall include providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such return, audit, litigation or proceeding, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters, memoranda or other relevant materials relating thereto. All such materials and information shall be held in confidence by the recipient thereof and shall not be disclosed by the recipient in any manner whatsoever and shall not be used by the recipient other than in connection with such return, audit or litigation without the written consent of the supplier of the information, except as required by law. The Party requesting the assistance provided for in this Section 5.6 shall reimburse the Party whose assistance is requested for the cost of such assistance (to the extent such assistance imposes more than DE MINIMUS time demands on the Party whose assistance is requested) and for reasonable out-of-pocket costs (including compensation of employees who provide such assistance outside of their regular working hours) incurred by it in providing such assistance. The term "audit" as used in this Section 5.6 shall include any inquiry, examination or other conduct of any taxing authority or any judicial or administrative proceedings.

     5.7 HSR FILINGS. Each of Seller and Buyer shall file or cause to be filed on behalf of such Party's ultimate parent entity (as defined in the rules promulgated under the HSR Act) a Notification and Report Form under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") with respect to this Agreement, and shall use its best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division with respect to the transactions contemplated by this Agreement. Closing of the transactions contemplated herein shall not occur unless and until the FTC and the DOJ either take no action with respect to the HSR Filings or take action with respect thereto which is acceptable to both Seller and Buyer in the exercise of their respective sole discretion.

     5.8 HSR FILING FEE. Buyer, as the purchaser hereunder, shall pay the filing fee required by the Federal Trade Commission in connection with the filing of the Notification and Report Forms referred to in Section 5.7 above.

                                   ARTICLE VI
                                   ----------

                                      TAXES
                                      -----

     6.1  Responsibility for Payment.
          --------------------------

          6.1.1 SELLER'S RESPONSIBILITY. From and after the Closing, Seller agrees to, and shall, indemnify Buyer, the Company and their Affiliates and hold each of them harmless from and against, and Seller shall be responsible for the payment of, any and all Income Taxes with respect to all periods ended on or prior to the Closing Date and all taxes which were due and payable prior to the Closing Date, including, without limitation, any and all Income Taxes and liabilities arising out of the consummation of the transactions contemplated hereby. Seller also agrees to, and shall, indemnify Buyer, the Company and their Affiliates and hold them harmless from and against any Income Taxes relating to any Pre-Closing Affiliate of the Company and Seller for any taxable period prior to and including the Closing Date which are imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions under other laws.

          6.1.2 BUYER'S RESPONSIBILITY. Buyer or the Company shall pay all taxes with respect to all other periods ending after the Closing Date.

          6.1.3 MISCELLANEOUS. For purposes of this Section 6.1, any interest, penalty or additional charge included in taxes shall be paid by the Party responsible under this Article VI for the tax to which the interest, penalty or additional charge relates. The indemnity provided for in this Section 6.1 shall be independent of any other indemnity provision hereof, and, anything in this Agreement to the contrary notwithstanding shall survive until the expiration of the applicable statutes of limitation or extensions thereof for the Taxes referred to herein.

          6.1.4 TREATMENT OF PAYMENTS. All indemnification payments made under this Section 6.1 shall be treated as Purchase Price adjustments for tax purposes.

     6.2 RETURNS. The Parties hereto will elect with the relevant taxing authority in a timely manner to treat the period beginning on January 1, 1996 and ending on the Closing Date and the period beginning the day after the Closing Date and ending on December 31, 1996 as separate short taxable periods for Income Tax purposes.

     6.3 Contests.
         --------

         (a) Unless Buyer agrees in writing to waive any claim for indemnification with respect thereto, Seller shall have exclusive control over and responsibility to conduct any Contest (as such term is defined in Article
IA) for any tax periods ended on or before the Closing Date. Buyer shall have exclusive control over and responsibility to conduct any Contest for any tax periods beginning after the Closing Date.

         (b) Not later than fifteen days after written notice of a Contest is received by Buyer or the Company, Buyer shall notify Seller in writing of receipt by Buyer or the Company of notice of any Contest relating to a tax period ended on or before the Closing Date. With respect to each such Contest if failure of Buyer to comply substantially with the provisions of this paragraph
(b) for such notice of Contest precludes Seller from prosecuting such Contest, then Seller shall be relieved from any liability with respect to such Contest under this Article VI. Buyer shall also be responsible for any interest and/or penalties which become payable as a result of Buyer's failure to give notice within the time provided above.

         (c) Buyer, the Company, and Seller agree to cooperate and assist fully with each other with respect to defending or answering any Contest and to provide each other with all materials, information and documents as reasonably requested by the other.

         (d) In any Contest controlled by Seller, Buyer will take, and will cause the Company to take, such action as Seller may by written notice reasonably request in connection with such Contest (including the payment of any tax preparatory to filing a claim for refund of such tax; provided that Seller shall first pay the amount of such tax to Buyer). In any such Contest, Seller shall indemnify and hold Buyer, the Company and their Affiliates harmless from and against any interest and penalties incurred in connection with any such action taken at Seller's request.

         (e) Notwithstanding the foregoing provisions of this Section 6.3, Seller shall consult with Buyer with respect to the resolution of any issue that arises in connection with a Contest for any tax periods ended on or before the Closing Date if such issue would affect Buyer or the Company in any post acquisition taxable year, and Seller shall not settle any such issue or file any amended return with respect to such issue without the consent of Buyer, which consent shall not be unreasonably withheld. Where consent is withheld by Buyer, Buyer may continue or initiate further proceedings at its own expense. In such case where Buyer withholds consent, any liability of Seller shall not exceed the liability Seller would have incurred had Buyer not withheld consent.

         (f) Not later than fifteen days after written notice of a Contest is received by Seller, Seller shall notify Buyer in writing of any Contest for any tax periods after the Closing Date. With respect to each such Contest if failure of Seller to comply substantially with the provisions of this paragraph (f) for such notice of Contest precludes Buyer from prosecuting such Contest, then Seller shall be responsible for any interest and/or penalties which become payable as a result of Seller's failure to give notice within the time provided above; provided, however, that Buyer has filed within 30 days of the Closing Date with the appropriate federal, state and local tax authorities a notice of change of address and provided, further, that Seller's responsibility under this paragraph (f) shall terminate one year from the Closing Date.

     6.4 Refunds.
         -------

         (a) All refunds of Income Taxes with respect to a tax period ended prior to the Closing Date shall be owned by Seller except to the extent that such refund arises as the result of a carryback of a loss or other tax benefit (other than for federal income tax purposes) of the Company from a period beginning after the Closing Date. The Company and Buyer hereby authorize Seller to endorse any such refunds received by Seller on behalf of the Company and to retain such funds. The Company and Buyer also hereby authorize Seller to contact tax authorities regarding the status of such refunds. All refunds of Income Taxes with respect to a tax period ended on or prior to the Closing Date received by Buyer or the Company shall be endorsed by the Company and delivered to Seller within thirty (30) days after receipt thereof by Buyer or the Company.

        (b) All refunds of taxes with respect to a tax period ended after the Closing Date shall be owned by the Company. All such refunds received by Seller shall be delivered to Buyer or the Company within thirty (30) days after receipt thereof by Seller.

     6.5 TERMINATION OF TAX ALLOCATION AGREEMENT. Effective as of the Closing Date, all liabilities and obligations between Seller and the Company under any tax allocation agreement or other similar arrangement in effect prior to the Closing Date shall be extinguished in full and any such agreements or arrangements and any liabilities or rights existing thereunder shall terminate and have no further effect for any past, current or future tax period or year.

     6.6 SECTION 338(h)(10) ELECTION. The Parties agree, and shall cause their Affiliates, to cause a timely and effective election (the "338(h)(10) Election") under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the purchase of the Shares. In that respect, Seller agrees to cause the "common parent" (as defined in Section 1504 of the Code) of the "affiliated group" (as defined in Section 1504 of the Code) that includes the Seller and the Company for the taxable period that includes the Closing Date to join in the Section 338(h)(10) election. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a completed Internal Revenue Service Form 8023-A and required schedules thereto (the "Form"), as well as any applicable state, local or foreign forms (the "State Form"). Provided that the information on the Form is, in the reasonable determination of Seller, correct and complete in all material respects, Seller shall, within 30 days after receipt of such Form, execute the Form and deliver the Form to Buyer. If any changes or supplements are required to the Form, the Parties will promptly inform each other of same and Seller and Buyer will promptly agree on such changes. Buyer will timely file the Form, and any required supplements thereto, and will provide assurance to the Seller that it has done so. Seller and Buyer agree that neither of them nor any of their Affiliates shall take any unilateral action to modify or revoke the elections contained in or the content of the Form, any State Forms and any supplements. Seller and its Affiliates shall file their respective Federal tax returns (and affected state and local returns) in a manner consistent with the Section 338(h)(10) Election.

     6.7 ALLOCATION OF PURCHASE PRICE. Seller and Buyer agree to negotiate in good faith on an allocation of the Purchase Price, as adjusted, among the assets of the Company that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or any state law equivalent. The agreed allocation shall be set forth in a letter agreement and used to file all reports and returns for taxes. If Seller and Buyer are unable to agree on an allocation within ninety days after the Closing Date, Buyer and Seller shall be free to make any allocation they desire, and Buyer shall allow Seller and its authorized agent and representatives access to the Company and its books and assets to allow Seller to make an appraisal of such assets and a tax allocation. Should Buyer or Seller hire an appraiser to appraise the value of the assets of the Company, Buyer or Seller shall provide the other with a true copy of the written appraisal report made by such firm, upon payment of one-half of the cost of any such appraisal.

     6.8 RESOLUTION OF DISAGREEMENTS AMONG PARTIES. If Seller or Buyer disagree as to any tax matters governed by this Agreement, Seller and Buyer shall promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute shall be paid promptly, and any amounts payable upon the resolution of a dispute shall be paid to a bank account designated by the payee no later than three (3) business days after such resolution. If any such disagreement over tax matters cannot be resolved within ten (10) days after Seller or Buyer asserts in writing that such dispute cannot be resolved, Seller and Buyer shall jointly select an Independent Accounting Firm to act as an arbitrator to resolve the disagreement. The Independent Accounting Firm's determination shall be final and binding upon the Parties, except as to errors of law, and any fees and expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Seller and Buyer. Upon resolution of such dispute over tax matters by the Independent Accounting Firm, any amounts payable by Seller or Buyer shall be made to a bank account designated by the payee no later than three (3) business days after such resolution. Simple interest will be paid with respect to any such amounts at a rate per annum equal to 300 basis points over LIBOR-3 from the date of the assertion in writing that the dispute cannot be resolved to the date of payment.

     6.9 SURVIVAL. The covenants and agreements set forth in this Article VI shall survive the Closing.

                                   ARTICLE VII
                                   -----------

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                ------------------------------------------------

     7.1 CONDITIONS. The obligations of Buyer to perform this Agreement are subject to the fulfillment, to its satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1.1 REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Seller and the Company in this Agreement and the Schedules delivered hereunder shall be true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of such date, subject only to changes contemplated by this Agreement; Seller and the Company shall have performed all covenants and obligations and observed all conditions herein required to be performed or observed by each of them on or prior to the Closing Date.

         7.1.2 AUTHORIZATION OF SALE. All action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Seller and the Company.

         7.1.3 CONSENTS, WAIVERS, AND AUTHORIZATIONS. Seller and the Company shall have obtained any and all consents, waivers and authorizations (including any government consents, waivers or authorizations) necessary or appropriate for consummation of the transactions contemplated by this Agreement. The waiting period under the HSR Act shall have expired or been terminated.

         7.1.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions including without limitation the various Schedules and amendments or modifications to such Schedules referred to herein to be delivered by Seller, shall have been delivered to Buyer and shall be reasonably satisfactory in form and substance to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         7.1.5 OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of Michael R. Kargula, counsel for Seller, dated the Closing Date, to the effect that:

               (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to carry on its businesses as now conducted;

               (ii) the authorized capital stock of the Company consists of 50,000 shares of common stock, $1.00 par value, 25,000 shares of which are validly issued and outstanding, fully paid and nonassessable and owned of record and beneficially by Seller, and the remaining 25,000 shares being unissued;

               (iii) there are no outstanding subscriptions, options or other agreements or commitments obligating the Company to issue any shares of its capital stock or securities convertible into shares of its capital stock;

               (iv) Seller is the record and beneficial owner of all the Shares of the Company, free and clear of all security interests, pledges, mortgages, liens, encumbrances, charges or assessments, and has full capacity to sell and transfer the Shares in accordance with this Agreement, and upon such sale and transfer to Buyer by Seller, Buyer will acquire from Seller all rights of Seller with respect to the Shares;

               (v) this Agreement and the Release have been duly executed and delivered by Seller and the Company and constitutes the valid and binding obligations of Seller and the Company in accordance with their terms, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and, as to enforceability, subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

               (vi) all corporate and other proceedings required to be taken on the part of each of Seller and the Company to authorize it to execute, deliver and perform under this Agreement and the Release have been duly and properly taken;

               (vii) the consummation of the transactions contemplated by this Agreement and the Release will not result in the breach of or constitute a default under the respective Certificates or Articles of Incorporation or bylaws of Seller or the Company or any loan, credit or similar agreement or court decree known to such counsel to which Seller or the Company is a party or by which any of their respective assets or properties are bound;

               (viii) except for litigation described in Schedule 2.8, such counsel does not know of any litigation or other proceeding or governmental investigation pending or threatened against or relating to the Company or to the transactions contemplated by this Agreement;

               (ix) Except for the filings required under the HSR Act which Seller has completed, no authorization, approval or consent of or declaration or filing with any governmental authority or regulatory body, federal, state or local, is necessary or required in connection with the execution and delivery of this Agreement and the Release by Seller or the Company or the performance by Seller or the Company of their respective obligations hereunder.

         7.1.6 Absence of Challenge.
               --------------------

               (i) No action or proceedings shall have been instituted prior to or at the Closing Date before any court or other governmental body, or instituted, declared, or threatened by any public authority or private party, the result of which would prevent or make illegal the consummation of the transactions contemplated by this Agreement.

               (ii) No private party shall have challenged, or declared the intent or threatened to challenge, the rights of Seller or the Company under any contract or agreement material to the continued operation of the Company business following the Closing.

         7.1.7 GOOD STANDING. Seller shall have delivered to Buyer original copies, dated within sixty (60) days prior to the Closing Date, of a certificate of an appropriate official attesting that the Company is in good standing in Michigan.

         7.1.8 NO DAMAGE OR DESTRUCTION. Prior to the Closing, there shall not have occurred any casualty to any real or personal property of the Company which would have a Material Adverse Effect.

         7.1.9 RELEASE. Seller shall have delivered to Buyer the Release in the form of Exhibit A hereto duly executed by Seller.

         7.1.10 TIAA AMENDMENT. Seller shall have delivered to Buyer a copy of the fully executed Amendment of Purchase Agreement between the Company and TIAA together with a copy of the fully executed Amendment of Mortgage, Assignment and Security Agreement between the Company and TIAA in each case satisfactory to Buyer.

     7.2 WAIVER. Buyer may, at its sole discretion, waive fulfillment of any or all the conditions set forth in Section 7.1 of this Agreement.

                                  ARTICLE VIII
                                  ------------

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
                -------------------------------------------------

     8.1 CONDITIONS. The obligations of Seller to perform this Agreement are subject to the fulfillment, to its satisfaction, on or prior to the Closing Date, of the following conditions:

         8.1.1 REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Buyer in this Agreement shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of such date, subject only to changes contemplated by this Agreement; Buyer shall have performed all covenants and obligations and observed all conditions herein required to be performed or observed prior to the Closing Date.

         8.1.2 AUTHORIZATION OF SALE. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

         8.1.3 CONSENTS, WAIVERS AND AUTHORIZATIONS. Buyer shall have obtained any and all consents, waivers and authorizations, including any government consents, waivers, or authorizations necessary or appropriate for consummation of the transactions contemplated by this Agreement. The waiting period under the HSR Act shall have expired or been terminated.

         8.1.4 ABSENCE OF CHALLENGE. No action or proceeding shall have been instituted prior to or at the Closing Date before any court or other governmental body, or instituted, declared, or threatened by any public authority or private party, the result of which could prevent or make illegal the consummation of the transactions contemplated by this Agreement.

         8.1.5 OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of Austin M. O'Toole, counsel for Buyer, dated the Closing Date, to the effect that:

               (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

               (ii) all corporate and other proceedings required to be taken on the part of the Buyer to authorize it to execute and deliver this Agreement and the Release have been duly and properly taken;

               (iii) this Agreement and the Release have been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer in accordance with their terms, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and, as to enforceability, subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

               (iv) neither the execution and delivery by the Buyer of this Agreement or the Release nor the consummation of the transactions contemplated thereby will result in a breach of or constitute a default under the Articles of Incorporation or bylaws of Buyer or any loans, credit or similar agreement or court decree known to such counsel to which Buyer is a party or to which any of its assets or properties are bound; and

               (v) except for the filings required under the HSR Act which Buyer has completed, no authorization, approval or consent of or declaration or filing with any governmental authority or regulatory body, federal, state or local, is necessary or required in connection with the execution and delivery of this Agreement and the Release by the Buyer or the performance by Buyer of its obligations herewith.

         8.1.6 RELEASE. Buyer and the Company shall have delivered to Seller the Release in the form of Exhibit A hereto duly executed by Buyer, an Affiliate of the Buyer and the Company.

         8.1.7 TIAA AMENDMENT. Seller shall have received a fully executed Amendment of Purchase Agreement between the Company and TIAA together with a fully executed Amendment of Mortgage, Assignment and Security Agreement between the Company and TIAA in each case satisfactory to Buyer.

         8.2 WAIVER. Seller may, at its sole discretion, waive fulfillment of any or all the conditions set forth in Article VIII of this Agreement.

                                   ARTICLE IX
                                   ----------

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                  --------------------------------------------

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in this sentence, the representations and warranties of Seller and Buyer made in this Agreement shall survive the Closing for nine months; provided, however, that the covenants and agreements contained in Article VI shall survive until the expiration of the applicable statute of limitations.

     9.2 General Indemnity.
         -----------------

         (a) Subject to the terms and conditions of this Article IX, Seller agrees to, and shall, indemnify Buyer and the Company and hold each of them harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses

(hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by Buyer or the Company by reason of or resulting from
(i) a breach of any representation, warranty, covenant or agreement of Seller or the Company contained in or made pursuant to this Agreement, or (ii) the threatened action set forth in paragraph numbered 2 to Schedule 2.8. To the extent that Seller shall also be liable under Section 6.1 hereof, the provisions of said Section 6.1 shall govern.

         (b) Subject to the terms and conditions of this Article IX, Buyer agrees to and shall indemnify Seller and hold it harmless from and against all Damages (as defined above) asserted against, resulting to, imposed upon or incurred by Seller by reason of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement, (ii) all of the claims, proceedings or suits (whether threatened or otherwise) set forth in Schedule 2.8 and Schedule 2.15 (it being understood that Buyer shall assume the defense of such matters at Closing) except that Buyer shall not be required to indemnify Seller for Damages resulting from the action set forth in paragraph numbered 2 to Schedule 2.8,
(iii) the matters covered by Section 9.4, and (iv) the Company's default after the Closing on the Senior Secured Note.

         (c) No Party shall be liable to any other party hereunder for Damages until the aggregate amount of Damages due to a Party exceeds an accumulated total of $200,000 and then only for the amount of any such excess up to an aggregate liability of $13,000,000.

     9.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Seller, on the one hand, and Buyer, on the other, (herein sometimes called the "indemnifying party") to the other (herein sometimes called the "party to be indemnified") under Section 9.2 or Section 9.4 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

         (c) Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

         (d) In connection with any such indemnification, the indemnified party shall cooperate in all reasonable requests of the indemnifying party.

     9.4 ENVIRONMENTAL INDEMNIFICATION. Buyer hereby agrees to indemnify Seller and agrees to hold Seller harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses (including reasonable fees of counsel and other experts) and claims of any and every kind whatsoever paid, incurred or suffered by or asserted against Seller and each of the Seller's and the Company's directors, officers, employees, successors and assigns for, with respect to, or as a direct or indirect result of the presence of any adverse environmental condition (including, without limitation, pollution) at, about, on, arising from or relating to any property owned, operated, leased, subleased or otherwise used or acquired by the Company at any location (regardless of whether such adverse environmental condition is or was created by Seller, the Company or a predecessor or successor in interest and regardless of whether such condition exists or potentially existed at Closing), including, without limitation, any losses, liabilities, damages, injuries, costs, expenses (including reasonable fees of counsel and other experts) or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, or any so-called "Superfund" or "Superlien" law, or any other federal, state, or local statute, law, ordinance, rule, regulation, code, order or decree regulating or relating to or imposing liability or standards of conduct concerning any hazardous material including, without limitation, toxic or dangerous waste, substance or material. Buyer agrees that Seller shall be named as an additional insured, as their interests may appear, on any insurance policies of the Buyer or any of its affiliates covering the matters set forth in this Section 9.4. The provisions of and undertakings and indemnifications set forth in this Section 9.4 shall survive the Closing and the termination of the Agreement.


                                    ARTICLE X
                                    ---------

                                  MISCELLANEOUS
                                  -------------

     10.1 DISCLOSURE. Except as required by applicable law or a court or regulatory agency of competent jurisdiction, prior to Closing neither Party hereto shall disclose the existence or contents of this Agreement to any third party without the consent of the other Party hereto. On and immediately after Closing, each Party hereto agrees to provide the other Parties hereto in advance of its release to the public, any press release announcing the consummation of the transaction contemplated by this Agreement.

     10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered personally or sent by facsimile, or three (3) days after mailing if mailed in the United States by certified or registered mail, postage prepaid, return receipt requested:

                           (a)  If to Buyer, to:

                           American Natural Resources Company
                           500 Renaissance Center
                           Detroit, Michigan  48243
                           Attn:  William L. Johnson

                           and

                           ANR Pipeline Company
                           500 Renaissance Center
                           Detroit, Michigan  48243
                           Attn:  Peter Scullen, Esq.


                           (b)  If to Seller, to:

                           Primark Corporation
                           1000 Winter Street, Suite 4300
                           Waltham, Massachusetts  02154
                           Attn:  Mr. Joseph E. Kasputys

                           and

                           Primark Corporation
                           1000 Winter Street, Suite 4300
                           Waltham, Massachusetts  02154
                           Attn:  Mr. Michael R. Kargula


provided, however, that if either of the Parties shall have designated a different address by notice to the other given as above provided at least five days prior to the mailing of a notice by the other, then to the last address so designated.

     10.3 BROKERAGE. Each of Seller and Buyer will indemnify and hold harmless the other against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by either Seller or the Company on the one hand, or Buyer on the other hand, with any third party.

     10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     10.5 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws (other than the rules governing conflicts of laws) of the State of Delaware. The parties hereto agree that any suit or proceeding instituted by any party hereto against any other party hereto shall be instituted only in the state or federal courts of the State of Delaware.

     10.6 HEADINGS. The captions of the Sections and Articles of this Agreement and the headings of the Schedules hereto are for convenience only and shall not be considered or referred to in resolving questions of meaning, interpretation or construction.

     10.7 ENTIRE AGREEMENT. Except for the confidentiality agreement letter dated May 13, 1996 ("Confidentiality Agreement") a copy of which is attached hereto as Schedule 10.7, this Agreement (including the Schedules and Exhibits hereto) sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, understandings, communications, representations or warranties, both written and oral, related to the subject matter hereof.

     10.8 CONFIDENTIALITY. Seller shall not disclose in any manner any Confidential Information of the Company known by Seller on the Closing Date, provided, that, Seller may disclose such Confidential Information to any director, officer, employee, agent or representative who needs to know the same in connection with the performance of its responsibilities to Seller, or if required by law. For purposes of this Section 10.8, "Confidential Information" means the following information or data of the Company: business plans, marketing strategies, trade secrets, computer data and software and customer lists. Information shall not be deemed to be confidential if it (i) is or becomes publicly known through no wrongful act of Seller; or (ii) is furnished by the Company or Buyer without restrictions upon its nondisclosure or use; or
(iii) is received by Seller from a third party without restrictions and without breach of this Section 10.8; or (iv) is approved for release or use by the Company or Buyer.

     10.9 BENEFIT. No person or entity who is not a party to this Agreement shall have any rights or derive any benefit hereunder.

     10.10 WAIVER OR MODIFICATION. This Agreement may be amended, modified, superseded or canceled, and compliance with any of the terms, provisions, covenants, representations, warranties and commissions hereof may be waived, only by written instrument executed by all Parties hereto, or, in the case of a waiver, by the Party waiving compliance. Such waivers or failures to insist upon strict compliance with such terms, provisions, covenants, representations, warranties and commissions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.11 SEVERABILITY. The invalidity of any one of the words, phrases, sentences, clauses, subsections or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof and, in the event that any one or more of the words, phrases, sentences, clauses, subsections or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, subsection or subsections, section or sections had not been inserted; provided, however, that in the event of such construction this Agreement remains substantially in the form contemplated by the Parties hereto.

     10.12 EXPENSES. All legal, accounting and other costs, fees and expenses incurred in connection with this Agreement and any of the transactions contemplated hereby shall be borne and paid by the Party incurring such costs, fees and expenses and no Party shall be obligated for any cost, fee or expense incurred by any other Party.

         10.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Buyer and its successors and permitted assigns, and Seller and its successors and permitted assigns. No Party may assign any of their respective rights or obligations hereunder without the consent of the other Party hereto.

     10.14 DISCLOSURE. Information disclosed in any Schedule of this Agreement shall be deemed disclosed in all schedules of this Agreement.

     10.15 INTERCOMPANY ACCOUNTS AND OBLIGATIONS. On or prior to Closing, Seller shall cause all intercompany accounts (including, without limitation, income tax related accounts, all of which shall be deemed to be intercompany accounts for the purposes of this Agreement) and all other agreements, understandings and/or obligations between the Company, on the one hand, and the Seller or any of its affiliates on the other hand, to be paid, eliminated or canceled as of the Closing Date and shall cause the Company to distribute to Seller all remaining cash of the Company.

     10.16 KNOWLEDGE. Whenever a phrase or sentence herein is qualified by "to the knowledge of Seller or the Company", or a similar phrase, it is intended to mean the actual knowledge of Joseph E. Kasputys, Stephen H. Curran or Sylvia M. Smith.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          Seller

                                          Primark Corporation

                                          By:  STEPHEN H. CURRAN
                                               ---------------------------------
                                        Name:  Stephen H. Curran
                                               ---------------------------------
                                       Title:  Senior Vice President
                                               ---------------------------------





                                          Buyer

                                          American Natural Resources Company

                                          By:  WILLIAM L. JOHNSON
                                               ---------------------------------
                                        Name:  William L. Johnson
                                               ---------------------------------
                                       Title:  Vice President and Controller
                                               ---------------------------------




                                          Company

                                          Primark Storage Leasing Corporation

                                          By:  STEPHEN H. CURRAN
                                               ---------------------------------
                                        Name:  Stephen H. Curran
                                               ---------------------------------
                                       Title:  Chief Financial Officer
                                               ---------------------------------